EXHIBIT 99.1

Merit Medical Systems Wrapsody Investor Conference Call Remarks

Operator:

Please standby. Welcome to the Merit Medical Systems Wrapsody Investor Conference Call.

At this time, all participants have been placed in listen-only mode. Please note that this conference call is being recorded and that the recording will be available on the Company’s website for replay shortly.

I would now like to turn the call over to Mr. Fred Lampropoulos, Merit Medical Systems’ founder, Chairman and Chief Executive Officer. Please go ahead, sir.

Fred Lampropoulos:

Thank you, operator and welcome everyone. I am joined on the call today by multiple members of the Merit team, including:

●	John Hall, our Executive Vice President of R&D,
●	Caleb Konstanski, our Vice President of Sales and Marketing for the Renal Therapies Group,
●	Raul Parra, our Chief Financial Officer & Treasurer, and
●	Brian Lloyd, our Chief Legal Officer and Corporate Secretary.

I am also pleased to welcome Dr. Danny Patel, the medical director for interventional nephrology at the Volusia-Flagler Vascular Center in Daytona Beach, Florida and a paid consultant to Merit.

Dr. Patel has graciously agreed to participate today and share his valuable insights and experiences related to stent-graft use in dialysis access. This has been an area of clinical interest for him during his more than 15-year career as a practicing interventional nephrologist.

Before we begin, Brian, would you mind taking us through the Safe Harbor statements, please?

Brian Lloyd:

Thanks Fred.

I would like to remind everyone that this presentation contains forward-looking statements that receive safe harbor protection under federal securities laws. Although we believe these forward-looking statements are based upon reasonable assumptions, they are subject to risks and uncertainties. The realization of any of these risks or uncertainties, as well as extraordinary events or transactions impacting our company, could cause actual results to differ materially from the expectations and projections expressed or implied by our forward-looking statements.

In addition, any forward-looking statements represent our views only as of today, January 28, 2025, and should not be relied upon as representing our views as of any other date. We specifically disclaim any obligation to update such statements, except as required by applicable law. Please refer to discussions entitled “Cautionary Statement Regarding Forward-Looking Statements” in our filings with the SEC for important information regarding such statements. For a discussion of factors that could cause actual results to differ from these forward-looking statements, please also refer to our most recent filings with the SEC, which are available on our website.

I will now turn the call back to Fred.

Fred Lampropoulos:

Thank you, Brian.

Let me start with a brief agenda of what we will cover during our prepared remarks:

●	Before diving-in on the WRAPSODYTM Cell-Impermeable Endoprosthesis, or “CIE”, I wanted to start with a brief history of what started as a ‘big idea’ in 2010, to help investors appreciate that Wrapsody CIE is really ‘just the beginning’.
●	After my opening remarks, John Hall will discuss the key design and development features of the Wrapsody CIE and then we will hear a clinician’s perspective with respect to the device from Dr. Patel.
●	Then Caleb will provide an overview of the estimated addressable market for the Wrapsody CIE and our U.S. commercial strategy.
●	Raul will then talk about key financial and non-financial milestones for our U.S. Wrapsody CIE program for 2025.
●	Then we will open the call for your questions.

As we announced via press release on December 20th, the WRAPSODY Cell-Impermeable Endoprosthesis received premarket approval from the FDA. We received orders shortly thereafter and were pleased to hear clinicians began using the device to treat patients in the U.S. in early-January.

By securing premarket approval and initiating the U.S. commercial launch of this novel therapeutic technology, we are pleased to have achieved two important milestones for Merit. These accomplishments are the result of many years of hard work and dedication to a strategic initiative that started as a “big idea” back in 2010. Importantly, we believe the achievement of these Wrapsody CIE milestones should not be viewed as the culmination, but rather, more likely represent the first of what we believe will be a series of outcomes of multi-year strategic initiatives. We look forward to leveraging the impressive foundation for future therapeutic product innovation that we have built as part of this strategic initiative in the years to come.

Looking back to early-2010, the genesis of this strategic initiative was an evaluation that we undertook of Merit’s business and competitive position in the MedTech industry. At that time, we had grown our business to approximately $260 million in annual revenue. Merit was viewed as a trusted manufacturer of products serving key markets… and as a company that had strong customer relationships, primarily with hospital administrators and cath-lab supervisors. We realized that in order to fuel the Company’s next stage of growth, we needed to transition the business towards developing higher-value, more therapeutic, medical devices, which we believed would strengthen our relationships with physician customers.

With this “big idea” in mind, I set out to build a team to lead this effort. John Hall was my first hire for this strategic initiative; he had significant experience leading the product development at medical device companies. John built a team of experts with skills that were largely unique to Merit. Together, they identified multiple areas with attractive market potential, unmet clinical needs, and the opportunity for Merit to compete. We ultimately chose ‘dialysis outflow circuits’ as the initial market on which to focus our development efforts. John will share more color on what led to this choice and the genesis of the Wrapsody CIE product specifically – in a few moments… but I want to share a brief history of this important strategic initiative to help the investment community appreciate that we have been planting the seeds of potential future therapeutic product development for many years now. We have allocated capital to organic investments, not just in the product development, but also in the manufacturing and supply chain. We believed it was imperative that we continue to invest in a vertically integrated infrastructure to facilitate the long-term foundation for future growth. To that end, as part of this strategic initiative, we also directed investments to establish, or enhance, our capabilities in additional areas, including Clinical Affairs, Marketing, Reimbursement, Regulatory and intellectual property protection.

Clearly, these important organic investments were intended to support our growth of our global medical device business over the last 10 to 15 years… but they were also a direct result of our strategic initiative to transition the business to developing higher-value devices, that are more therapeutic in nature, and more effectively meet the needs of physicians.

We have also allocated capital to in-organic opportunities as part of this strategic initiative. In 2012, we acquired assets from Medigroup, adding peritoneal dialysis catheters to our existing offering of chronic dialysis catheters, guide wires and access devices. In 2016, we acquired the HeRO® Graft hemodialysis access system, further enhanced our dialysis portfolio, and our presence with both vascular surgeons and interventional radiologists. Finally, in 2023, we acquired a portfolio of dialysis catheter products from AngioDynamics and the Surfacer® Inside-Out® Access Catheter System from Bluegrass Vascular Technologies.

These in-organic investments were made with three clear goals in mind:

●	broaden our therapeutic platform,
●	strengthen our commercial position in the dialysis market, and
●	expand our specialty dialysis device offering.

As a result of these investments, our Renal Therapies Group is now armed with a broad portfolio of interventional solutions, strong physician relationships and a focused commercial infrastructure. We believe we are well-positioned to increase our share of the global dialysis market in the years to come.

I am proud of the team’s strong execution and commitment to this strategic initiative, and we are excited to see the initial fruits of this labor as we introduce the Wrapsody CIE to the U.S. market this year.

While the U.S. commercial launch of the Wrapsody CIE represents an important inflection point in our company’s history, I hope the investment community now has a better appreciation for our strong belief that the Wrapsody CIE should not be viewed as the culmination, but rather, as I have said before, more likely represents the first of what we believe will be a series of outcomes of this multi-year strategic initiative.

I would like to turn the call over to John Hall, who will discuss the Wrapsody CIE in more detail… John?

John Hall:

Thank you, Fred.

The Wrapsody CIE project was inspired, in part, by feedback from a physician who approached Merit about an unmet clinical need for dialysis patients with stenosis in the outflow circuit.

The physician was frustrated with the significant challenges associated with existing covered stent grafts on the market. As an engineer, I embraced the opportunity to evaluate actual patient cases where then-existing covered stent devices were not effective. Looking at human tissue explants and histological analyses of failed covered stent grafts, we identified numerous examples where stent grafts kinked and occluded, fractured, developed tissue on the lumen, or experienced ‘edge’ stenosis and restenosis.

Our evaluation of failed covered stent grafts revealed that not only were the existing products not preventing restenosis, in the vessel, as intended, but our evaluation also revealed something we found really, really interesting. Specifically, the histological analyses highlighted that there was tissue growing through the ePTFE graft covering. That was a key determinant in identifying the first of four innovative features upon which our technology would be based.

Let me take a moment to discuss these four features, all of which we believe represent significant advances versus the existing alternatives in the market… and, most importantly, we believe will result in improving patient outcomes.

The first innovative feature was a stent graft design that could actually prevent tissue from growing through the graft. The Wrapsody CIE has a complete internal cell impermeable layer to prevent luminal tissue proliferation. The Wrapsody CIE is not “just another covered stent”, it is truly a cell impermeable endoprosthesis designed to stop transmural cell growth.

The second innovative feature was focused on addressing another key driver of failed stent grafts: thrombosis. We pursued a concept of modifying biocompatible PTFE to reduce fibrin and thrombus formation, without the use of heparin and drugs like the existing alternatives on the market. We took the same polymer that was commonly used in stent grafts, “ePTFE”, and created a new microstructure using a proprietary spinning process that resulted in a more random microstructure, mimicking the architecture of blood vessels; it ended up resembling the random nature of a bowl of linguine. Our differentiated technology was initially validated clinically in our animal studies, which demonstrated that this novel microstructure reduced fibrin deposition and thrombus formation.

The third innovative feature was designed to manage the challenges related to mechanical forces and radial forces present in the anatomy of dialysis patients. The Wrapsody CIE has optimized compression resistance and outward radial force… along with softer end-rows to help manage the transition back into the healthy vessel more naturally.

The fourth innovative feature is that the Wrapsody CIE technology is packaged into an elegant catheter delivery system. We developed a ratcheted deployment handle for one-handed, accurate, and controlled endoprosthesis placement… a handle that really allows the clinician to land the device with a high-level of precision. The delivery system also features a hydrophilic coating, which enables smooth endoprosthesis insertion and withdrawal through the delivery sheath and exceptional trackability through tortuous vasculature.

Our development efforts were initially validated in bench and animal testing, but we were really excited by the strong clinical results from our prospective, observational first in human study, “WRAPSODY FIRST”, where the Wrapsody CIE delivered 84.6% target lesion primary patency at 12-months and 65.9% access circuit primary patency at 12-months. We were even more excited by the 6-month clinical results from the randomized arteriovenous, or “AV” fistula arm and AV graft arm of our “WRAPSODY WAVE STUDY” pivotal trial announced in September 2024. Clinical results like those reported in these pivotal trials, reflect changes in patient lives, period. Less time in the chair, less time and risk from reinterventions and an overall improvement in quality of life for patients. Patients are not the only ones who benefit from the improvements offered by the Wrapsody CIE. Less time treating existing patients means clinicians can treat additional patients suffering from this disease and fewer interventions offers the potential for significant cost savings for our healthcare system.

The clinical validation supporting our Wrapsody CIE is impressive. We have studied 423 patients in the U.S. and international markets in our “WRAPSODY FIRST” and “WRAPSODY WAVE STUDY” clinical trials, demonstrating safety and significantly stronger efficacy versus the standard of care.

We intend to enroll up to 500 patients in a post-market study, currently underway, called, “WRAP OUS GLOBAL

REGISTRY” and will be initiating a new post-market study of up to 250 patients in the U.S. and Canada, called “WRAP North America Registry,” in June of this year. We believe this impressive body of clinical evidence – evaluating the safety and efficacy of our Wrapsody CIE across a global patient population of nearly 1,200 patients – represents not only an invaluable tool in our discussions with physicians, hospital administrators and payers, but also a key differentiator versus the existing competitors. Ultimately, we believe this robust body of evidence will clearly demonstrate how the Wrapsody CIE can improve patient lives.

Fred Lampropoulos:

Thanks John.

I would now like to introduce Dr. Daniel Patel who has agreed to spend a few minutes with us today to share a clinician’s perspective, insights and experiences related to stent-graft use in dialysis access and feedback on the Wrapsody CIE.

Dr. Patel is an interventional nephrologist who is board certified in internal medicine with subspecialty certification in nephrology. His clinical interests include stent-graft use in dialysis access, intravascular ultrasound, and central venous stenosis. He founded the Volusia-Flagler Vascular Center in Daytona Beach, Florida in 2010, and still currently practices there.

Dr. Patel has presented his work at more than 60 conferences and symposia including the Charing Cross International Symposium in London, the Vascular Access Intervention Therapy meeting in Japan and the annual meeting of the American Society of Diagnostic and Interventional Nephrology. In addition, he has published extensively and is an editorial board member for The Journal of Vascular Access and has reviewed more than 30 manuscripts for publication.

Dr. Patel has received several awards for teaching, research, and ethics. An active industry consultant, he serves on the medical advisory board and as a trainer and lecturer internationally for several medical technology companies and is a fellow of the American Society of Diagnostic and Interventional Nephrology… Dr. Patel?

Dr. Danny Patel:

Thank you, Fred.

I appreciate the opportunity to join in today’s discussion on the Wrapsody CIE. Merit asked me to discuss a few topics including my background, profile of my practice, general patient pathway and treatment in the dialysis access market today, my views on key differentiators of the Wrapsody and key factors that may impact adoption of this novel technology.

I am Medical Director of Volusia-Flagler Vascular Center in Daytona Beach. I have been fully dedicated to dialysis access since founding the practice in 2010.

In the interest of full disclosure, I am currently serving in the first year of a contracted relationship as a consultant for Merit focused on training new users.

My practice is 100% outpatient dialysis access. We are transitioning from an office-based lab to an ambulatory surgery center in 2025, but functionally, it is a single-site practice in the outpatient setting, fully focused on dialysis access for hemodialysis patients.

Procedure mix includes dialysis access angiography, stent placement, coiling of accessory branches, tunneled catheter placements and exchanges, as well as vascular mapping, and percutaneous fistula creation.

We are considered a higher-volume practice – with a high percentage of patients receiving dialysis access stent-grafts.

In terms of patient pathway: patients are followed clinically and referred from the dialysis units. Angioplasty is usually the first line treatment for clinically significant AV access lesions. The typical pathway involves assessment of the success of angioplasty. Immediate recoil or rupture generally calls for a stent-graft placement. Short term recurrence may also call for stent placement. Most AV access studies show a 6-month angioplasty patency rate between 20-50%.

Clinicians do vary in their management of recurrent stenosis. Some choose repeated angioplasty, some chose drug-coated balloons - which are cost-prohibitive in outpatient settings – others may chose stents or stent-grafts.

We generally choose to place stent-grafts if there is recurrence within 90 days or development of complete access thrombosis. However, the choice of stent-graft placement is also contingent on the clinical significance of the stenosis and the location of the lesion. Some anatomical lesions tend to respond better to stent-graft placement as primary treatment, versus angioplasty alone – and this is being supported more and more in the literature.

With respect to my views on Wrapsody, and I’ll note for consideration that I was not an investigator in the clinical study and have only been using the device for several weeks. These views represent only my initial thoughts and opinions as a new adopter of the technology.

●	The biggest differentiation of the Wrapsody over other devices is the cell-impermeable membrane. The other leading stent-graft devices on the market lack this layer. However, the clinical advantages in routine practices of this membrane are still unknown in routine clinical practice.
●	Wrapsody is fairly easy to use, and the deployment is similar to other stent-graft devices on the market – which does allow for a minimal learning curve to use.
●	The existing initial clinical data is strong, and longer-term studies could add further support to the efficacy of the device.
●	I believe the biggest challenge of widespread adoption of Wrapsody will be the pricing of the device compared to competitors. Additionally, a large percentage of dialysis access management in the United States is in the outpatient setting – where choice of device use is extremely price sensitive. Pricing strategies of the Wrapsody and its competitors may strongly influence outpatient adoption.
●	Another limitation is the larger diameter sheaths necessary to use the Wrapsody, compared to its competitors. Some clinicians may not feel as comfortable using the larger sheath sizes, compared to market competitors. I don’t believe more experienced clinicians will be as concerned by the sheath size; however, the learning curve may be there for others.
●	Wrapsody has some potential to become a first-line treatment at specific locations over angioplasty, given strong outcomes. However, the competing stent-grafts on the market have also been used as first line treatments over angioplasty as well. Further usage and adoption of the device will give clinicians more experience of stent-graft usage and outcomes will influence uptake of the device. Another potential limitation is the absence of clinical use in treatment across the elbow joints. It’s unknown how much this may impact adoption of the product over time.

Fred Lampropoulos:

Thank you, Dr. Patel.

I would like to turn the call over to Caleb Konstanski, our Vice President, Sales and Marketing of the Renal Therapies Group to provide a high-level overview of both the addressable market opportunity for the Wrapsody CIE and our U.S. commercial strategy… Caleb?

Caleb Konstanski:

Thank you, Fred.

Beginning with an overview of the “dialysis access maintenance” market…

●	From a patient incidence perspective, data from the “2024 Annual Data Report” from the NIH US Renal Data System reported for the year-ended 2022, indicated that more than 660,000 people in the U.S. were living with End Stage Renal Diseases, 84% of which – or nearly 560,000 – were undergoing in-center hemodialysis.
o	This is an important number from our perspective because these patients have undergone a dialysis access creation procedure to enable the dialysis treatment….and are candidates to receive a dialysis access maintenance procedure, or procedures, given the complications related to access and outflow circuits that patients on dialysis face.
◾	Of the nearly 560,000 U.S. patients undergoing in-center hemodialysis, approximately 331,000, or 69%, are using an AV fistula for access and approximately 91,000, or 16%, are using an AV graft for access.
◾	Combined, we believe there are more than 420,000 U.S. patients, undergoing in-center hemodialysis with an AV fistula or AV graft. We believe this represents the total addressable patient population in the U.S. for the Wrapsody CIE, based on the indications for use in our PMA approval.
●	We believe Clarivate provides good data on the current market for “dialysis access maintenance” in the U.S.
o	According to Clarivate’s “Dialysis Access Treatment Devices - Market Insights US Report”, published in September 2024, there were 665,000 dialysis access maintenance procedures in 2023, 654,000, or 98%, of which were endovascular.
◾	77% of these endovascular access maintenance procedures were “plain old balloon angioplasty”, or “POBA”, procedures.
◾	The remaining 23% of these endovascular access maintenance procedures were comprised of stents, thrombectomy or combinations of both.
◾	Importantly, Clarivate reports there were 95,000 stent units implanted for dialysis access maintenance in 2023. Merit views this as the initial addressable market opportunity in the U.S. for the Wrapsody CIE.

With respect to our U.S. commercial strategy…

As Fred mentioned earlier, we began taking orders shortly after our PMA approval in late-December and we were pleased to see that customers began treating patients earlier this month.

As discussed on our October 30, 2024 earnings call, the plan for U.S. commercialization of the Wrapsody CIE, post-PMA approval, was part of a broader, comprehensive, commercial strategy for our Renal Therapies Group. “RTG” is an experienced, dedicated, team of sales and clinical partners offering a strong portfolio of dialysis products that address the entire end-stage renal disease continuum of care… including our HeRO Graft, our Surfacer Inside-Out Access Catheter System and our portfolio of acute, chronic and peritoneal dialysis catheters.

As we moved through 2024, our Renal Therapies Group was understandably excited to add the Wrapsody CIE to our dialysis product offering following PMA approval and we were increasingly focused on ensuring we would be ready to enter the U.S. market following PMA approval.

The team completed intensive Wrapsody CIE training covering a range of important areas including: the technical “story,” anatomy, physiology and deployment technique. Clinical data trainings and live, hands-on trainings were also conducted. Sales team readiness activities were bolstered by the rollout of a comprehensive marketing plan to support the U.S. launch. The early successes we are seeing to-date are due in part to this thoughtful, multi-channel, marketing approach focused on raising awareness through social media postings, partnership channels and advertising in both digital and print. As well as strong physician relationships and clinical partnerships that have been cultivated over the last 12-18 months supporting the current RTG product offerings.

The sales team has a targeted plan to engage with new and existing customers and is working through the VAC approval processes across the country. We're working with the largest group purchasing organizations in the U.S. to get this product loaded into their systems including HPG, Vizient and Ascension among others, as well as some of the largest IDNs across the country including Atrium, MUSC, University of Texas, and the VA. We believe these efforts will help drive the adoption of the Wrapsody CIE. These processes vary by facility and can take a differing amount of time. We have a strong support team with our strategic accounts, marketing, and product management that are supporting the different requests that come through the VAC process and we believe that we will be able to get the Wrapsody CIE approved in key hospitals around the country in a timely fashion.

Regarding physician awareness and engagement specifically, we plan to host physician training events at Centers of Excellence. These Merit-branded events will be led by a group of physicians that will work as our ‘clinical experts’ serving in a valuable peer-to-peer role. The RTG team will be running in-service intros to physicians in their respective regions as well. All-in, we project our efforts to result in more than 250 active physician advocates of the Wrapsody CIE by the end of 2025, a number that we believe will grow over time, as we continue to identify physician partners who are passionate about the product and educating their peers on the benefits of the Wrapsody CIE.

Importantly, while RTG’s U.S. commercial strategy is focused on the launch of Wrapsody CIE, the total strategy is comprehensive; with the team out planting seeds and working the process for Wrapsody CIE conversion. We continue to open new doors and identify opportunities to drive adoption and utilization of the rest of our dialysis product portfolio. We are very pleased to see early evidence that this strategy is working; the team is adding new HeRO and peritoneal dialysis accounts, and we are seeing a notable up-tick in new customer conversion for our dialysis catheter offering including the BioFlo DuraMax® Catheter, Acute Hemodialysis Catheters and Centros® Hemodialysis Catheter.

With respect to pricing, we believe the Wrapsody CIE is a completely new treatment option for patients as evidenced by our Breakthrough Designation from the FDA. Therefore, as part of our go to market strategy, we intend to sell Wrapsody at a premium price relative to the competitive covered stents offered in the U.S. today. The Wrapsody CIE is a novel, differentiated product that improves dialysis maintenance procedure outcomes as demonstrated in the compelling body of clinical evidence evaluating safety and efficacy to-date and we offer unique size offerings with our 14 and 16mm devices that represent potential treatment options for clinicians previously not available in the marketplace. The data suggest that Wrapsody CIE requires fewer reinterventions to maintain patency at the lesion site and, more importantly, that the access circuit remains functional—which is key for any dialysis patient. Our pricing strategy for the Wrapsody CIE is aligned with our long-term reimbursement strategy for securing add-on reimbursement payment in the hospital and office-based sites-of-care. We believe the Wrapsody CIE offers a compelling opportunity to not only improve patient outcomes, but also to reduce the cost of treating this patient population. These factors, together with demonstrated clinical outcomes and the fact that the Wrapsody CIE is the only device that has been designed specifically for dialysis access maintenance, supports our belief that the Wrapsody CIE should be a premium product in the market.

We know that the economics within a hospital, outpatient/ASC, and OBL are very different and with that we have created pricing strategies that align with our NTAP and TPT reimbursement strategies, but also are not a financial burden to the facilities that are treating these patients. Under the current reimbursement for covered stents in the dialysis circuit we believe that our pricing strategy aligns with our long-term goals, but also short-term is not a financial burden for these facilities and we’ve created a pricing program to best work with our customers and their individualized financial situations.

Fred Lampropoulos:

Thank you, Caleb.

I would like to turn the call over to Raul Parra… Raul?

Raul Parra:

Thank you, Fred.

I wanted to provide updates on our progress in a few key areas of our Wrapsody CIE program, specifically:

●	reimbursement,
●	clinical validation and raising awareness of the compelling safety and efficacy profile of Wrapsody CIE among clinicians and,
●	2025 revenue expectations for Wrapsody CIE in the U.S.

Beginning with reimbursement…

The team has continued to execute on our reimbursement strategy for the Wrapsody CIE since our last update to the investment community.

By way of reminder, on October 7th, we submitted our application requesting a New Technology APC assignment for Medicare’s Acute Inpatient prospective payment system. The New Technology Add-On Payment, or “NTAP” designation enables new medical service or technology meeting certain eligibility criteria to receive additional reimbursement payment for a period of up to three years.

We believe that the Wrapsody CIE meets the eligibility criteria, particularly as it relates to the requirement that the technology represents an advance that substantially improves, relative to technologies previously available, the treatment of Medicare beneficiaries.

We notified CMS that we received PMA approval in December and our application for NTAP remains under review. We continue to expect to hear CMS’s decision in June 2025, pursuant to their stated timeline for the NTAP program.

We are also pursuing add-on reimbursement for the Wrapsody CIE in the office-based site of care, or “OBL”. The OBL add-on reimbursement process is different than NTAP in a few ways; most notably, it is a 90-day application assessment period and companies can only submit applications once PMA approval is secured. As a reminder, for office-based add-on reimbursement, we are applying for “Transitional Pass-Through Payment”, or “TPT”, under the Medicare hospital outpatient prospective payment system, or “OPPS”. The TPT program is intended to facilitate access for Medicare beneficiaries to the advantages of new and innovative devices by allowing for adequate payment for these new devices while the requisite cost data is collected. We believe the Wrapsody CIE meets the ‘substantial clinical improvement’ threshold for new category eligibility for a pass-through payment. We are targeting submission of our application by the March 1, 2025, deadline and, anticipate receiving a decision with respect to the award of pass-through status in June 2025. If we are awarded pass-thru status, the Wrapsody CIE would be eligible for add-on reimbursement as early as Q3’25, which we believe would continue for at least two years thereafter.

We intend to update the investment community with any material progress in our efforts to secure NTAP and TPT add-on reimbursement.

With respect to clinical validation and our efforts to raise awareness of the compelling safety and efficacy profile of the Wrapsody CIE among clinicians… simply stated, we project a steady stream of progress in the areas throughout 2025.

We believe the Wrapsody CIE will be featured in presentations at multiple medical meetings and industry events in 2025. That said, there are four meetings that I would like to call special attention to:

-	First, the Society of Interventional Radiology – March 28th to April 2nd – in Nashville, TN.
o	Dr. Rajan is scheduled to present the 12-month AVF data from our WRAPSODY WAVE trial on Sunday, March 30 at 3:27pm as a Late Breaking session.

-	Second, the American Society of Diagnostic and Interventional Nephrology, or “ASDIN” meeting – Feb 7th to 9th – in Grapevine, TX.
o	Dr. Bala is scheduled to present 6-month reintervention rates data from our WRAPSODY WAVE trial.

-	Third, the Charing Cross meeting, April 23rd - 25th – in the U.K.
o	Dr. Rob Jones is scheduled to present the 12-month AVG data from our WRAPSODY WAVE trial on Wednesday, April 23 during the “Access Revision” session.

-	And fourth, the Society of Vascular Surgeons Vascular Annual Meeting– June 4th to June 7th – in New Orleans, LA.
o	Dr. Dexter is scheduled to present 12-month reintervention rates data from our WRAPSODY WAVE trial.

In addition to the Wrapsody CIE being featured at medical meetings, we believe there will be multiple publications featuring the device’s safety and efficacy. We intend to update the Street if these publications become available this year.

Turning to a discussion of our 2025 revenue expectations for the Wrapsody CIE in the U.S….

Historically, Merit has not provided revenue disclosure for specific products – on a reported-basis or forward-looking expectations. That said, given the unique nature of the Wrapsody CIE, specifically, being the Company’s first PMA approved product and the related multi-pronged reimbursement strategy, we have elected to provide forward-looking revenue forecast for U.S. Wrapsody CIE revenue in 2025. Although we are providing this forecast in this unique situation, we expressly disclaim any obligation to update or disclose revisions to this forecast or to provide similar forecasts in the future.

To that end, for the full year 2025 period, we forecast U.S. revenue from the sales of the Wrapsody CIE in the range of $7 million to $9 million.

In addition to this forecasted revenue guidance range for sales of the Wrapsody CIE in the U.S., we would like to offer the following information for consideration when evaluating forecasted guidance:

●	First, as discussed earlier, we are pursuing a multi-pronged strategy to secure add-on reimbursement payments for the Wrapsody CIE in the hospital and office-based sites-of-care. We currently expect to receive decisions on both NTAP and TPT add-on payments in June 2025. Note, our full year 2025 revenue range reflects multiple potential scenarios and assumptions for adoption, utilization and commercial strategies that are influenced by the outcome of each add-on reimbursement process. We continue to believe that we meet the requirements to secure both NTAP and TPT add-on reimbursement payments. That said, until we have secured those add-on payments, there is a level of related uncertainty.
o	For avoidance of doubt, we have not deviated from our core philosophy on providing forward-looking financial expectations over the past four years; the investment community should appreciate that we continue to provide forward-looking financial expectations, in a range, where the low-end of the range reflects a realistic view of what we expect to deliver if we execute our plan. While nothing is certain, we believe we have a high-level of confidence in our team’s ability to deliver at least the low-end of the range of guidance.

●	Second, for modeling purposes, our full year 2025 U.S. Wrapsody CIE revenue range assumes a larger weighting of revenue in the second half of 2025 vs. the first half, and a larger weighting of revenue in the fourth quarter vs. the third quarter. These assumptions are driven primarily by the mid-year timing expectation for add-on reimbursement payments in the hospital and office-based sites-of-care. We are also sensitive to the potential impact on adoption and utilization as we navigate the VAC-approval process.

●	Third, and finally, we do not intend to provide incremental financial, or material non-financial details on our U.S. Wrapsody CIE commercial strategy given the potential competitive impact in the marketplace. For avoidance of doubt, while we intend to provide updated expectations for U.S. Wrapsody CIE revenue on each of our quarterly earnings calls this year, we do not plan to disclose revenue results on a quarterly basis.

With that, I’ll turn the call back to Fred for closing remarks… Fred?